SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
     Filed by the Registrant ☑
     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
KENNAMETAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[PRELIMINARY]
(KENNAMETAL LOGO)
KENNAMETAL INC.
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
Notice of Annual Meeting of Shareowners
to be held October 24, 2006
To the Shareowners of Kennametal Inc.:
     The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 24, 2006, at 2:00 p.m. (Eastern Time), to consider and act upon the following matters:
1.	The election of four directors for terms to expire in 2009;

2.	A proposed amendment to Article Fifth of the Amended and Restated Articles of Incorporation increasing the authorized capital (common) stock from 70,000,000 shares to 120,000,000 shares; and

3.	The ratification of the selection of the independent registered public accounting firm for the fiscal year ending June 30, 2007.
     Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 5, 2006, as the record date. Only shareowners of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.
     If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport, and shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date, in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
     Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, or vote by telephone or via the Internet as instructed on the enclosed form of proxy, to ensure your shares are voted at the Annual Meeting.
By Order of the Board of Directors
David W. Greenfield
Secretary
[September 22], 2006

i

[PRELIMINARY]
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS
October 24, 2006
     This Proxy Statement is being furnished to the shareowners of Kennametal Inc. (“Kennametal” or the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation (the “Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Shareowners, which is scheduled to be held on October 24, 2006. Only holders of record of capital stock, par value $1.25 per share, of the Corporation (“Capital Stock”) at the close of business on Tuesday, September 5, 2006, will be entitled to notice of and to vote at the meeting and at any adjournment thereof. On that date, there were [                    ] shares of Capital Stock outstanding and entitled to one vote per share.
     Shareowners of record may vote:
•	by telephone;

•	via the Internet;

•	by completing, signing, dating and returning the enclosed proxy form in the envelope provided; or

•	in person at the meeting.
Specific instructions for telephone and Internet voting are included on the enclosed form of proxy. If a shareowner votes by telephone or via the Internet, it is not necessary to return a proxy card. If a shareowner properly gives a proxy (including a written proxy or a proxy by telephone or via the Internet), the shareowner’s shares will be voted as the shareowner specifies in the proxy. A shareowner may revoke a proxy prior to its exercise by any one of the following methods:
•	delivering a written notice of revocation to the Secretary of the Corporation;

•	giving a valid, later dated proxy; or

•	attending the meeting and voting in person.
     The shares represented by all properly executed proxies received by the Secretary prior to the meeting and not revoked by any method described above will be voted. Where a choice is specified on the form of proxy (or the proxy given by telephone or via the Internet), the shares will be voted in accordance with the choice made therein. If no such choice is made on the form of proxy (or the proxy given by telephone or via the Internet), the shares will be voted in accordance with the recommendation of the Board of Directors. The proxy also confers discretionary authority on the named proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. A majority of the named proxies who shall be present and shall act at the meeting (or, if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder.
     Shareowners who hold their shares in street name should refer to the voting instructions provided by their bank, broker or other nominee.
     The presence in person or by proxy of the majority of the outstanding shares entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted as votes cast. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and the bank, broker or nominee cannot vote the shares on such matter because the matter is not considered routine under NYSE rules. With respect to Proposal I, directors are to be elected by a plurality of the votes cast by shareowners present, in person or by proxy, at the meeting. Under Pennsylvania law and Kennametal’s Amended and Restated Articles of Incorporation and By-Laws, the approval of Proposal II, the amendment to Kennametal’s Amended and Restated Articles of Incorporation to increase the authorized shares of Capital Stock, and Proposal III, the ratification of the selection of the independent registered public accounting firm, requires the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstention and broker non-votes will have no effect in determining the outcome of any of these matters.
     The address of the principal executive offices of Kennametal Inc. is 1600 Technology Way, Latrobe, Pennsylvania 15650-0231. This Proxy Statement was first mailed to shareowners on or about [September 22], 2006.

ELECTION OF DIRECTORS
Proposal I. Election of Directors
     Four directors are to be elected to hold office as Directors of the Second Class for terms of three years and until their successors are elected and qualified.
     The owners of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a shareowner has the right to multiply the total number of shares that the shareowner is entitled to vote by the number of directors to be elected in a class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in the class. Proxies who vote at the meeting on behalf of a shareowner will have the discretion to and may exercise such cumulative voting rights, unless otherwise instructed. The four individuals who receive the largest number of votes cast will be elected as Directors of the Second Class.
     The persons named in the enclosed form of proxy (the “named proxies”) were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the nominees named by the Board of Directors to serve as directors. The nominees are: Ronald M. DeFeo; Philip A. Dur; William R. Newlin and Lawrence W. Stranghoener, each of whom has served as a director since 2001, 2006, 1982 and 2003, respectively.
The Board of Directors unanimously recommends a vote FOR the election of each of these nominees.
     If, at the time of the meeting, any of the nominees is not available to serve as a director, an event that the Corporation has no reason to anticipate, the named proxies intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.
     The following table provides certain information about each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations
Nominees for Directors of the Second Class With a Term to Expire in 2009

Ronald M. DeFeo Age: 54 Director since 2001	Chairman of the Board of Terex Corporation (a global manufacturer of equipment for the construction and mining industries) since March 1998; Chief Executive Officer of Terex Corporation since March 1995; President since October 1993.

Philip A. Dur (2) Age: 62 Director since 2006	Retired, having served as Corporate Vice President and President, Ship Systems Sector of Northrop Grumman Corporation (a global defense company) from October 2001 to December 2005; Vice President, Program Operations, Electronic Sensors and Systems Sector from December 1999 to September 2000 Vice President, Domestic and International Program Development from September 2000 to September 2001.

William R. Newlin Age: 65 Director since 1982	Lead Director of the Board of Directors of the Corporation since July 2002; Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (a sporting goods retailer) since October 2003. Formerly, served as Chairman and Chief Executive Officer of Buchanan Ingersoll & Rooney PC (a law firm) from September 1980 to October 2003. Director of ArvinMeritor, Inc. and Calgon Carbon Corporation.

Lawrence W. Stranghoener Age: 52 Director since 2003	Executive Vice President and Chief Financial Officer of The Mosaic Company (a crop nutrition company) since September 2004. Formerly, Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a financial services company) and its predecessor organization from January 2001 to September 2004.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations
Directors of the Third Class Whose Terms Will Expire in 2007

Carlos M. Cardoso Age: 48 Director since 2006	President and Chief Executive Officer since January 2006; Executive Vice President and Chief Operating Officer from January 2005 to December 2005; Vice President and President, Metalworking Solutions and Services Group, from April 2003 to December 2004. Formerly, President, Pump Division, Flowserve Corporation (a manufacturer/provider of flow management products and services) from August 2001 to March 2003; Vice President and General Manager, Engine Systems and Accessories, of Honeywell International, Inc., (a diversified technology and manufacturing company, formerly Allied Signal, Inc.) from March 1999 to August 2001.

A. Peter Held Age: 62 Director since 1995	Retired, having served as President of Cooper Tools, a division of Cooper Industries, Inc. (a manufacturer and marketer of industrial power tools and systems and services) from 1992 to 2003.

Larry D. Yost Age: 68 Director since 1987	Retired, having served as Chairman and Chief Executive Officer of ArvinMeritor, Inc. (a provider of components for vehicles) from August 2000 to August 2004; Chairman and Chief Executive Officer of Meritor Automotive Inc. from May 1997 to July 2000. Director of Milacron Inc., Intermec, Inc., and Actuant Corporation.

Directors of the First Class Whose Terms Will Expire in 2008

Timothy R. McLevish Age: 51 Director since 2004	Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited (a global provider of industrial and commercial products) since May 2002. Formerly, Executive Vice President of MeadWestvaco Corporation (a diversified manufacturing company) from January 2002 to March 2002; Vice President and Chief Financial Officer of Mead Corporation (a forest products company) from December 1999 to January 2002.

Markos I. Tambakeras Age: 56 Director since 1999	Executive Chairman of the Board of Directors of the Corporation since January 2006; Chairman of the Board of Directors from July 2002 to December 2005; President and Chief Executive Officer from July 1999 to December 2005. Director of ITT Industries, Inc. and Parker Hannifin Corporation. Member, President’s Manufacturing Council.

Steven H. Wunning Age: 55 Director since 2005	Group President and Executive Office member of Caterpillar Inc. (a global manufacturer of construction, mining, and industrial equipment) since January 2004; Corporate Vice President of Caterpillar Inc. from November 1998 to January 2004.

(1)	Each current director has served continuously since such director was first elected.

(2)	Mr. Dur was identified as a potential director candidate by a third party search firm, then screened and recommended by the Nominating/Corporate Governance Committee and approved by the full Board in accordance with Kennametal’s Corporate Governance Guidelines.

ETHICS AND CORPORATE GOVERNANCE
Code of Business Ethics and Conduct
     All directors, officers and employees of the Corporation, including, but not limited to, its Chief Executive Officer, Chief Financial Officer and Controller (collectively, the “Officers”), must strictly adhere to the Corporation’s Code of Business Ethics and Conduct.
     The Code of Business Ethics and Conduct is designed to proactively promote ethical behavior, to protect the valued reputation of the Corporation and its directors, officers and employees, to assist all employees to act as good corporate citizens around the world and to continue to demonstrate that the Corporation, and the individuals it employs, can be successful while maintaining the values which have served the Corporation well over the years. Personal consequences for violations of the Code are serious and can include termination and/or legal action.
     Directors, officers and employees having knowledge of any activity that is or may be a violation of the Code of Business Ethics and Conduct are required to report such activity promptly by sending correspondence in care of the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231, or by calling the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.
     The full text of the Code of Business Ethics and Conduct is posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” tab. The Corporation will disclose all future amendments to the Code that relate to the Officers, and waivers of the Code that relate to directors and executive officers, including the Officers, on its website.
Corporate Governance Guidelines
     The Corporation’s Board of Directors adopted the Kennametal Inc. Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Corporation. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level.
     The full text of the Corporate Governance Guidelines is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” tab.
     Highlights of the Kennametal Inc. Corporate Governance Guidelines and related principles are set forth below:
Selection of New Director Candidates
•	Board nominees are identified, screened and recommended by the Nominating/Corporate Governance Committee and approved by the full Board. Any director candidates nominated by the shareowners will be considered by the Nominating/Corporate Governance Committee for recommendation in accordance with the Corporation’s By-Laws and applicable law. For further information on shareowner nominating procedures, please refer to “Shareowner Proposals and Nominating Procedures” under the “Other Matters” section of this Proxy Statement.

•	In fiscal 2006, the Nominating/Corporate Governance Committee engaged the services of a third party search firm to assist the Committee in the identification and evaluation of potential director candidates.
Board Membership Criteria
•	Directors are selected on the basis of, among other things, independence, integrity, diversity, experience, sound judgment in areas relevant to the Corporation’s businesses, and willingness to commit sufficient time to the Board.

•	Board members are expected to ensure that other existing and planned future commitments do not materially interfere with service as a director.

Board Composition and Independence
•	A majority of Board members must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”) and the requirements of any other applicable regulatory authority.

•	Only those directors who the Board affirmatively determines have no material relationship with the Corporation, either directly or indirectly, will be considered independent directors. The Board’s determination is based on the standards for independence under the rules of the NYSE and those of any other applicable regulatory authority, and also on additional qualifications set forth in the Corporate Governance Guidelines regarding:
•	Indebtedness of the director, or immediate family members or affiliates of the director, to the Corporation;

•	Indebtedness of the Corporation to affiliates of the director; and

•	A director’s relationships with charitable organizations.
•	Upon the recommendation of the Nominating/Corporate Governance Committee, the Board affirmatively determined that Messrs. DeFeo, Dur, Held, McLevish, Newlin, Stranghoener, Wunning and Yost are independent under current NYSE independence standards and the independence standards set forth in the Corporate Governance Standards.
Outside Board Membership
•	Management directors must seek and obtain the approval of the Board before accepting outside board memberships.
Retirement Age
•	No director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy (70) or older at the time of election or appointment.
Conflicts of Interest
•	Directors must avoid any action, position or interest that conflicts with an interest of the Corporation, or gives the appearance of conflict. The Corporation annually solicits information from directors in order to monitor potential conflicts of interest.
Directors Orientation and Continuing Education
•	Each new director must participate in the Corporation’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.
•	Directors are encouraged to participate in continuing education programs.
Board Compensation
•	In accordance with the Corporation’s Director and Officer Stock Ownership Guidelines, a meaningful portion of director compensation is required to be in Capital Stock or deferred stock credits of the Corporation to further the direct correlation of directors’ and shareowners’ economic interests.

•	Directors on the Audit Committee do not receive any compensation from the Corporation other than director fees (including fees paid for service on Board committees).

•	Directors who are employees do not receive additional compensation for their services as directors.
Lead Director
•	The Board believes that, under certain circumstances, it is desirable to designate a Lead Director who provides, in conjunction with the Executive Chairman of the Board, leadership and guidance to the Board.
•	The Lead Director presides over the executive sessions of non-management directors and acts as the liaison between the non-management directors and the Chief Executive Officer as to matters emanating from these executive sessions.

•	The Board has designated William R. Newlin as the Lead Director.
Selection of Agenda Items for Board Meetings
•	Agendas for Board and committee meetings are established in consultation with Board members and management. Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.
Distribution of Board Materials
•	A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.
Executive Sessions of the Board/Communications with Directors
•	Non-management directors meet privately in regularly scheduled executive sessions without the presence of any management. The Lead Director presides over these executive sessions.
•	Any interested parties desiring to communicate with the Lead Director or non-management directors individually or as a group regarding the Corporation may send correspondence in care of the Corporation’s Secretary, or contact the toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day. All such communications will be forwarded to the appropriate director or directors specified in such communication as soon as practicable.
Board Access to Management and Independent Advisors
•	Board members have complete access to management and the Corporation’s outside advisors.
•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.
Assessing the Performance of the Board
•	The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/Corporate Governance committee oversees this assessment.
Board Committees
•	The Board has the following standing committees: Audit, Compensation and Nominating/Corporate Governance.
•	Only independent directors serve on the Audit, Compensation and Nominating/Corporate Governance Committees. Directors serving on the Audit Committee must also meet the additional independence and financial literacy qualifications, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.
•	Each Board committee’s written charter, which details its duties and responsibilities, is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” tab.
•	Each committee is led by a Chair, who is appointed by the Board annually, based upon the recommendation of the Nominating/Corporate Governance Committee.
•	Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken. The Chair of each committee also regularly reports at Board meetings on committee matters.

Formal Evaluation of the Chief Executive Officer
•	The Compensation Committee, in consultation with the Lead Director and the rest of the non-management directors, annually evaluates the overall performance of the Chief Executive Officer.
•	The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management.
Succession Planning
•	The Chief Executive Officer delivers annually a report on succession planning to the Board, which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.
Review of the Guidelines and Code of Business Ethics and Conduct
•	The Nominating/Corporate Governance Committee annually reviews the Corporate Governance Guidelines and the Code of Business Ethics and Conduct and recommends any changes to the Board.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Meeting Information
     The Board of Directors held 10 meetings during the fiscal year ended June 30, 2006. In addition, the non-management members of the Board of Directors held 5 special meetings in connection with the succession of the Corporation’s former Chief Executive Officer. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which such director is a member. Directors are expected to attend the Corporation’s Annual Meeting of Shareowners absent exceptional circumstances. In 2005, all of the current members of the Board of Directors attended the Annual Meeting, with the exception of Mr. Wunning, who had a previous commitment, and Messrs. Cardoso and Dur, who were not directors at that time.
     The table below provides the current membership and fiscal 2006 meeting information for each of the Board committees.

Nominating/
Corporate
	Audit		Compensation		Governance
Carlos M. Cardoso
Ronald M. DeFeo	X		X	*
Philip A. Dur(1)			X		X
A. Peter Held	X		X
Timothy R. McLevish	X				X
William R. Newlin(2)			X		X
Lawrence W. Stranghoener	X	*			X
Markos I. Tambakeras
Steven H. Wunning			X		X
Larry D. Yost	X				X *
No. of Meetings Fiscal Year 2006	11		8		5

*	Chair

(1)	Mr. Dur joined the Board of Directors on January 24, 2006, and was appointed to the Compensation Committee and the Nominating/Corporate Governance Committee at that time.

(2)	Mr. Newlin serves as the Lead Director.
Committee Functions
     Audit Committee: The functions of the Audit Committee are described under “Report of the Audit Committee of the Board of Directors” appearing elsewhere in this Proxy Statement and include assisting the Board in overseeing the Corporation’s financial reporting process. Each member of the Audit Committee is independent under the NYSE’s listing standards, U.S. Securities and Exchange Commission (“SEC”) regulations, and the standards set forth in the Corporation’s Corporate Governance Guidelines. The Board of Directors has determined that Lawrence W. Stranghoener and Timothy R. McLevish are “audit committee financial experts” as defined by SEC regulations.
     Compensation Committee: The Compensation Committee’s functions include: recommending an overall compensation policy for the Corporation to the Board; having direct responsibility for matters relating to compensation of the Corporation’s officers and directors; advising the Board regarding management succession; and the administration of the Corporation’s stock plans and deferred compensation plans. For further information, see “Report of the Compensation Committee of the Board of Directors” appearing elsewhere in this Proxy Statement. Each member of the Compensation Committee is independent under the NYSE’s listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.
     Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee’s functions include: ensuring that the

Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board, consistent with criteria approved by the Board; and recommending Directors for Board committee membership. The committee also takes a leadership role in shaping the Corporation’s corporate governance. Please refer to “Selection of New Director Candidates” and “Board Membership Criteria” under the “Corporate Governance Guidelines” section of this Proxy Statement with respect to the committee’s process for selecting nominees. The committee will evaluate shareowner nominees on the same basis as all other nominees. For further information on shareowner nominating procedures, please refer to “Shareowner Proposals and Nominating Procedures” under the “Other Matters” section of this Proxy Statement. Each member of the Nominating/Corporate Governance Committee is independent under the NYSE’s listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.
     Each committee’s written charter, which details its duties and responsibilities, is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, and currently available on the “Corporate Governance” page, which is accessible under the “Corporate” tab. In addition, the Audit Committee Charter is attached to this Proxy Statement as Appendix A in accordance with SEC regulations.
Board of Directors Compensation and Benefits
     Directors who are employees of the Corporation do not receive any compensation for services as a director and do not serve as a member of any committee of the Board of Directors. Our non-employee directors receive compensation from the Corporation for services as a director or committee member comprised of:

Annual Retainer(1)
Lead Director	$69,500
All Other Non-Employee Directors	$34,500

Annual Grant of Restricted Stock or Deferred Stock Credits
All Non-Employee Directors	$40,000

Annual Committee Chairman Stipend(1)
Audit Committee	$16,500
Compensation Committee	$13,500
Nominating/Corporate Governance Committee	$13,500

Annual Stipend for Committee Service (other than as Chairman)(1)
Audit Committee	$9,900
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$8,000

Stock Options(2)	One–time grant of 7,000 shares upon election to Board of Directors; annual grant of 3,500 shares thereafter.

(1)	Directors’ fees are paid quarterly.

(2)	The exercise price for each award is the mean between the highest and lowest sales price of the Corporation’s Capital Stock on the NYSE on the last trading day prior to the date of the grant.
     Under the Corporation’s Deferred Fee Plan for Outside Directors (the “Deferred Fee Plan”), non-employee directors are permitted annually to request that the payment of any compensation payable to them for services as a director or committee member be deferred for payment, with interest, to a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called “Rabbi Trust”), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation’s Directors Stock Incentive Plan, any non-employee director may elect to receive shares of the Corporation’s Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any non-employee director may elect to receive stock credits, representing shares of the Corporation’s Capital Stock, with respect to all or a portion of any consideration deferred pursuant to the Deferred Fee Plan. All non-employee directors also receive $50,000 of life insurance coverage, which is paid for by the Corporation.
     As part of the Corporation’s support for charities, directors are eligible to participate in the Corporation’s Matching Gifts Program in which The Kennametal Foundation will match gifts on a dollar-for-dollar basis to qualified institutions up to $5,000 per year.

OWNERSHIP OF CAPITAL STOCK BY
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
     The following table sets forth the beneficial ownership of the Corporation’s Capital Stock as of July 31, 2006, except as noted, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

	Amount of		Total Beneficial
	Beneficial	Stock	Ownership and
Name of Beneficial Owner	Ownership (1)(2)	Credits(3)	Stock Credits
Ronald M. DeFeo	27,786	5,069	32,855
Philip A. Dur	1,082	0	1,082
A. Peter Held	37,412	5,902	43,314
Timothy R. McLevish	4,649	2,364	7,013
William R. Newlin(4)	175,160	45,990	221,150
Lawrence W. Stranghoener	21,435	3,727	25,162
Steven H. Wunning	3,000	1,806	4,806
Larry D. Yost	39,097	11,624	50,721
Markos I. Tambakeras	383,141	0	383,141
Carlos M. Cardoso	170,761	8,113	178,873
Stanley B. Duzy	30,672	25,271	55,943
David W. Greenfield	18,507	3,309	21,816
Ronald C. Keating	56,672	0	56,672
Catherine R. Smith	30,290	0	30,290
Michael P. Wessner(5)	40,243	0	40,243
Directors and Executive Officers as a Group (21 persons)(6)	1,239,127	136,944	1,376,071

(1)	No individual beneficially owns in excess of one percent of the total shares outstanding. Excluding Mr. Wessner, directors and executive officers as a group beneficially owned 3.20% of the total shares outstanding as of July 31, 2006. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2)	The figures shown in this column include 150,619, 112,134, 7,948, 3,588, 30,184 and 3,500 shares over which Messrs. Tambakeras, Cardoso, Duzy, Greenfield, Keating and Ms. Smith, respectively, beneficially owned as of July 31, 2006 or have the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 64,291, 34,776, 3,603, 3,404, 11,860 and 26,225 shares over which Messrs. Tambakeras, Cardoso, Duzy, Greenfield, Keating and Ms. Smith, respectively, have sole voting power but no investment power. The figures shown also include 27,000, 34,100, 4,500, 157,500, 19,500, 3,000 and 39,000 shares over which Messrs. DeFeo, Held, McLevish, Newlin, Stranghoener, Wunning and Yost, respectively, beneficially own as of July 31, 2006 or have the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 1,435, 1,435, 149, 1,082 and 739 shares over which Messrs. Newlin, Stranghoener, McLevish, Dur and DeFeo respectively, have sole voting but no investment power.

(3)	These amounts represent shares of Capital Stock to which such individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan, the Corporation’s Prime Bonus Plan or its predecessor, the Performance Bonus Stock Plan, or the Stock and Incentive Plan of 2002.

(4)	The figure shown includes: 5,532 shares owned solely by Mr. Newlin; 3,805 shares owned by Mr. Newlin’s Self-Directed Retirement Account; and 8,323 shares owned by Mr. Newlin’s wife.

(5)	Effective as of June 8, 2006, Mr. Wessner ceased being an employee of the Corporation in connection with the closing of the sale of 100% of the stock of J&L America, Inc. to MSC Acquisition Corp. IV, a wholly owned subsidiary of MSC Industrial Direct Co. Inc. The figures set forth in the table above reflect shares that Mr. Wessner beneficially owned as of June 7, 2006 or had the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans.

(6)	Figures shown for all directors and officers as a group do not include shares or stock credits beneficially owned by Mr. Wessner.

PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
Proposal II. Proposed Amendment to the Corporation’s Amended and Restated Articles of Incorporation.
     On July 25, 2006, the Board of Directors adopted a resolution proposing that Article Fifth of Kennametal’s Amended and Restated Articles of Incorporation be amended to increase the authorized shares of the Capital Stock of the Corporation from 70,000,000 shares to 120,000,000 shares (the “Amendment”). The Board directed that the proposed Amendment be submitted to a vote of the shareowners at the 2006 Annual Meeting.
     As of July 31, 2006, approximately 38,686,916 shares of Capital Stock were issued and outstanding and approximately 4,456,600 shares were reserved for issuance. The Board believes that the flexibility provided by the Amendment to permit Kennametal to issue or reserve additional Capital Stock, in the discretion of the Board and without the delay or expense of a special meeting of shareowners, is in the best interests of Kennametal and its shareowners. Shares of Capital Stock may be used for general purposes, including stock splits and stock dividends, acquisitions, possible financing activities and other employee, executive and director benefit plans. After approval of the proposed Amendment by the shareowners, the Corporation will have authority to issue 120,000,000 shares of Capital Stock, of which approximately 76,856,484 shares will be authorized but not outstanding or reserved for issuance. The Corporation has no present plans, arrangements, commitments or understanding with respect to the issuance of any of the additional shares of Capital Stock that would be authorized by adoption of the Amendment.
     If the Amendment were approved by Kennametal’s shareowners, the first sentence of Article Fifth of Kennametal’s Amended and Restated Articles of Incorporation would be amended and restated in its entirety to read as follows:
FIFTH. The authorized capital stock of the Corporation shall be 120,000,000 shares of Capital Stock of the par value of $1.25 per share and 5,000,000 shares of Class A Preferred Stock without par value.
     The additional authorized shares of Kennametal’s Capital Stock, if and when issued, would be part of the existing class of Capital Stock and would have the same rights and privileges as the shares of Capital Stock presently issued and outstanding. Although the additional shares of Capital Stock would not have any effect on the rights and privileges of Kennametal’s existing shareowners, the issuance of additional shares of Capital Stock, other than in connection with a stock split or stock dividend, may have the effect of diluting the voting power of existing shareowners and decreasing earnings and the book value attributable to shares presently issued and outstanding. If the Amendment is approved, in general, no further approval of Kennametal’s shareowners will be required prior to the issuance of additional shares of Capital Stock. In some circumstances, however, (generally relating to the number of shares to be issued, the manner of offering and the identity of the recipients), the rules of the NYSE may require shareowner authorization in connection with the issuance of additional shares. The Corporation does not expect to seek authorization from shareowners for issuance of additional shares of Capital Stock unless required by applicable laws or the NYSE.
     The availability of additional authorized but unissued shares of Capital Stock may have the effect of discouraging attempts to take over control of Kennametal, as additional shares of Capital Stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of the Corporation. The Amendment is not being proposed in response to any known effort or threat to acquire control of Kennametal.
     If the Amendment is approved, it will become effective upon its filing with the Pennsylvania Secretary of the Commonwealth, which will occur as soon as reasonably practicable after approval.
     The Board of Directors unanimously recommends a vote FOR the amendment to Kennametal’s Amended and Restated Articles of Incorporation.

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation paid by the Corporation for each of the past three fiscal years to (i) all individuals serving as the Chief Executive Officer; (ii) each of the other four most highly compensated executive officers serving in that capacity as of June 30, 2006; and (iii) an individual who served as an executive officer during fiscal year 2006 but was no longer serving in that capacity as of June 30, 2006 ((i), (ii), and (iii) together, the “Named Executive Officers”).
Summary Compensation Table

					Long-Term
					Compensation Awards
					Restricted	Securities
		Annual Compensation			Stock	Underlying	All Other
		Salary	Bonus	Other Annual	Awards	Options	Compensation
Name and Principal Position	Fiscal Year	($)	($)	Compensation($)	($)	($)	($)(8)
Markos I. Tambakeras(1)	2006	892,500	1,216,800	64,455	617,381	39,000	19,148
Executive Chairman	2005	807,500	1,436,940	97,312	340,093	36,100	16,291
	2004	780,000	1,231,152	14,815	577,200	33,000	14,085

Carlos M. Cardoso(2)	2006	627,917	753,200	6,531	427,865	30,766	18,235
President and	2005	504,800	750,827	8,451	354,708	12,200	15,485
Chief Executive Officer	2004	465,000	422,943	45,421	—	—	46,617

Stanley B. Duzy(3)	2006	314,433	234,383	11,051	101,210	8,700	18,301
Vice President and	2005	305,500	373,250	9,992	77,853	8,600	15,205
Chief Administrative	2004	300,000	303,806	8,501	116,130	7,500	11,725
Officer

David W. Greenfield(4)	2006	290,000	256,040	5,392	71,606	6,350	20,910
Vice President,	2005	280,217	270,079	7,861	53,268	6,000	18,397
Secretary and General	2004	261,469	207,841	7,750	106,453	5,000	14,160
Counsel

Ronald C. Keating(5)	2006	302,268	289,884	14,196	51,111	5,000	174,490
Vice President and	2005	272,312	250,040	3,755	726,100	19,400	14,631
President, Metalworking	2004	233,901	187,788	—	46,452	2,500	9,721
Solutions and Services Group

Catherine R. Smith(6)	2006	400,000	409,480	1,125	151,815	14,000	18,307
Executive Vice President and	2005	90,909	330,000	7,020	1,014,530	50,000	120,029
Chief Financial Officer	2004	—	—	—	—	—	—

Michael P. Wessner(7)	2006	340,246	—	6,646	226,204	16,383	2,509,102
Vice President and	2005	335,174	284,400	6,225	323,703	8,600	15,775
President,	2004	309,174	213,403	6,225	77,420	5,000	12,015
J&L Industrial Supply

(1)	General. Mr. Tambakeras served as the Corporation’s Chairman, President, and Chief Executive Officer until December 31, 2005 and assumed the office of the Executive Chairman of the Board of Directors effective as of January 1, 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Tambakeras for executive benefit programs for fiscal years 2004, 2005, and 2006. The figure for fiscal year 2005 also includes $82,515 for personal use of an airplane leased by the Corporation pursuant to a fractional lease program; for fiscal year 2006, the figure also includes $18,987 for financial planning services and $30,046 for personal use of an airplane leased by the Corporation pursuant to a fractional lease program.

Restricted Stock Awards. Fiscal Year 2006 Awards: The figure reflects the market value on the grant date of the following restricted stock awards granted to Mr. Tambakeras: (a) an award of 8,700 shares on July 25, 2005, which originally was scheduled to vest in four equal installments commencing on the first anniversary of the grant date; and (b) an award of 3,500 shares on July 25, 2005, which fully vested on July 25, 2006.

Fiscal Year 2005 Award: The figure reflects the market value on the grant date of a restricted stock award of 8,300 shares granted to Mr. Tambakeras on July 27, 2004, which vests in three equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2004 Award: The figure reflects the market value on the grant date of a restricted stock award of 15,000 shares granted to Mr. Tambakeras on December 11, 2003, which vests on the sixth anniversary of the grant date, but for which vesting may be accelerated if certain corporate performance goals are met.

Dividends are paid on shares subject to these awards. Mr. Tambakeras held an aggregate of 87,233 shares of restricted stock on June 30, 2006 with a market value of $5,430,254. Pursuant to the terms of Mr. Tambakeras’s Amended and Restated Executive Employment Agreement, which is described elsewhere in this Proxy Statement, upon the expiration of the term of such agreement (or earlier in certain circumstances) (the “Termination Date”), and to the extent allowable under the applicable plan, vesting shall be accelerated with respect to all shares of restricted stock held by Mr. Tambakeras that otherwise would have vested subsequent to the Termination Date and on or prior to December 31, 2007; the remainder shall be forfeited. With respect to restricted stock awards granted under the Corporation’s Stock and Incentive Plan of 2002, as amended, for which awards vesting cannot be accelerated, Mr. Tambakeras will forfeit the unvested portion of such awards and receive instead a cash payment equal to the value of the shares that otherwise would have vested subsequent to the Termination Date and on or prior to December 31, 2007. For further explanation of these matters, please refer to the discussion of Mr. Tambakeras’s agreement under the “Employment Agreements and Termination of Employment and Change-in-Control Arrangements” section of this Proxy Statement.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Tambakeras based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy for Mr. Tambakeras’s life or until December 31, 2007. The Corporation paid a premium in the amount of $1,785 during fiscal year 2006 on behalf of Mr. Tambakeras; and (b) $17,363 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Tambakeras. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(2)	General. Mr. Cardoso assumed the offices of the President and Chief Executive Officer of the Corporation effective as of January 1, 2006.

Bonus. Through fiscal year 2005, these figures include bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by Mr. Cardoso under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive was permitted to elect to receive stock or stock credits in lieu of all or a portion of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by 25% of that value. The 25% premium feature under the plan was discontinued and was no longer applicable for fiscal year 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Cardoso for executive benefit programs for fiscal years 2004, 2005, and 2006.

Restricted Stock Awards. Fiscal Year 2006 Awards: The figure reflects the market value on the grant date of the following restricted stock awards granted to Mr. Cardoso: (a) an award of 3,515 shares on July 25, 2005, which vests in four equal installments commencing with the first anniversary of the grant date; and (b) an award of 4,940 shares on July 25, 2005, with a vesting schedule of one half on July 25, 2007, one fourth on July 25, 2008, and one fourth on July 25, 2009.

Fiscal Year 2005 Awards: The figure reflects the market value on the grant date of the following restricted stock awards granted to Mr. Cardoso: (a) an award of 2,700 shares on July 27, 2004, which vests in three equal installments commencing on the first anniversary of the grant date; and (b) an award of 5,000 shares on January 6, 2005, which vests in four equal installments commencing on the first anniversary of the grant date.

Dividends are paid on shares subject to these awards. Mr. Cardoso held an aggregate of 24,005 shares of restricted stock on June 30, 2006 with a market value of $1,494,311.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Cardoso based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Mr. Cardoso remains an active employee of the Corporation. The Corporation paid a premium in the amount of $835 during fiscal year 2006 on behalf of Mr. Cardoso; and (b) $17,400 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Cardoso. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(3)	Bonus. Through fiscal year 2005, these figures include bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by Mr. Duzy under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive was permitted to elect to receive stock or stock credits in lieu of a all or a portion of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by 25% of that value. The 25% premium feature under the plan was discontinued and was no longer applicable for fiscal year 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Duzy for executive benefit programs for fiscal years 2004, 2005, and 2006.

Restricted Stock Awards. Fiscal Year 2006 Award: The figure reflects the market value on the grant date of a restricted stock award of 2,000 shares granted to Mr. Duzy on July 25, 2005, which vests in four equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2005 Award: The figure reflects the market value on the grant date of a restricted stock award of 1,900 shares granted to Mr. Duzy on July 27, 2004, which vests in three equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2004 Award: The figure reflects the market value on the grant date of a restricted stock award of 3,000 shares granted to Mr. Duzy on July 29, 2003, which vests on the sixth anniversary of the grant date, but for which vesting may be accelerated if certain corporate performance goals are met.

Dividends are paid on shares subject to these awards. Mr. Duzy held an aggregate of 6,765 shares of restricted stock on June 30, 2006 with a market value of $421,121.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Duzy based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Mr. Duzy remains an active employee of the Corporation. The Corporation paid a premium in the amount of $1,225 during fiscal year 2006 on behalf of Mr. Duzy; and (b) $17,076 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Duzy. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(4)	Bonus. Through fiscal year 2005, these figures include bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by Mr. Greenfield under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive was permitted to elect to receive stock or stock credits in lieu of a all or a portion of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by 25% of that value. The 25% premium feature under the plan was discontinued and was no longer applicable for fiscal year 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Greenfield for executive benefit programs for fiscal years 2004, 2005, and 2006.

Restricted Stock Awards. Fiscal Year 2006 Award: The figure reflects the market value on the grant date of a restricted stock award of 1,415 shares granted to Mr. Greenfield on July 25, 2005, which vests in four equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2005 Award: The figure reflects the market value on the grant date of a restricted stock award of 1,300 shares granted to Mr. Greenfield on July 27, 2004, which vests in three equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2004 Award: The figure reflects the market value on the grant date of a restricted stock award of 2,750 shares granted to Mr. Greenfield on July 29, 2003, which vests on the sixth anniversary of the grant date, but for which vesting may be accelerated if certain corporate performance goals are met.

Dividends are paid on shares subject to these awards. Mr. Greenfield held an aggregate of 4,047 shares of restricted stock on June 30, 2006 with a market value of $251,926.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Greenfield based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Mr. Greenfield remains an active employee of the Corporation. The Corporation paid a premium in the amount of $4,035 during fiscal year 2006 on behalf of Mr. Greenfield; and (b) $16,875 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Greenfield. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(5)	Bonus. Through fiscal year 2005, these figures include bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by Mr. Keating under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive was permitted to elect to receive stock or stock credits in lieu of a all or a portion of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by 25% of that value. The 25% premium feature under the plan was discontinued and was no longer applicable for fiscal year 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Keating for executive benefit programs for fiscal years 2005 and 2006.

Restricted Stock Awards. Fiscal Year 2006 Award: The figure reflects the market value on the grant date of a restricted stock award of 1,010 shares granted to Mr. Keating on July 25, 2005, which vests in four equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2005 Awards: The figure reflects the market value on the grant date of the following restricted stock awards granted to Mr. Keating: (a) an award of 15,000 shares on July 1, 2004 in connection with Mr. Keating’s election as corporate officer, with a vesting schedule of one fourth on July 1, 2005, one fourth on July 1, 2006, and one half on July 1, 2007; and (b) an award of 1,000 shares on July 27, 2004, which vests in three equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2004 Award: The figure reflects the market value on the grant date of a restricted stock award of 1,200 shares granted to Mr. Keating on July 29, 2003, which vests on the sixth anniversary of the grant date, but for which vesting may be accelerated if certain corporate performance goals are met.

Dividends are paid on shares subject to these awards. Mr. Keating held an aggregate of 13,326 shares of restricted stock on June 30, 2006 with a market value of $829,544.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Keating based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Mr. Keating remains an active employee of the Corporation. The Corporation paid a premium in the amount of $705 during fiscal year 2006 on behalf of Mr. Keating; (b) $18,196 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Keating; and (c) moving allowance and related expenses in the aggregate amount of $155,590. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(6)	General. Ms. Smith joined the Corporation as its Executive Vice President and Chief Financial Officer in April 2005.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Ms. Smith for executive benefit programs for fiscal years 2005 and 2006.

Restricted Stock Awards. Fiscal Year 2006 Award: The figure reflects the market value on the grant date of a restricted stock award of 3,000 shares granted to Ms. Smith on July 25, 2005, which vests in four equal installments commencing on the first anniversary of the grant date.

Fiscal Year 2005 Award: The figure reflects the market value on the grant date of a restricted stock award of 22,000 shares granted to Ms. Smith on April 11, 2005 in connection with her employment agreement, with a vesting schedule of one half on April 11, 2007 and one half April 11, 2009.

Dividends are paid on shares subject to these awards. Ms. Smith held an aggregate of 25,000 shares of restricted stock on June 30, 2006 with a market value of $1,556,250.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Ms. Smith based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Ms. Smith remains an active employee of the Corporation. The Corporation paid a premium in the amount of $2,130 during fiscal year 2006 on behalf of Ms. Smith; and (b) $16,177 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Ms. Smith. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(7)	General. Effective as of June 8, 2006, Mr. Wessner ceased being an employee of the Corporation in connection with the closing of the sale of 100% of the stock of J&L America, Inc. to MSC Acquisition Corp. IV, a wholly owned subsidiary of MSC Industrial Direct Co. Inc.

Bonus. Through fiscal year 2005, these figures include bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by Mr. Wessner under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive was permitted to elect to receive stock or stock credits in lieu of a all or a portion of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by 25% of that value. The 25% premium feature under the plan was discontinued and was no longer applicable for fiscal year 2006.

Other Annual Compensation. Figures in this column include taxes paid on behalf of Mr. Wessner for executive benefit programs for fiscal years 2004, 2005, and 2006.

Restricted Stock Awards. Fiscal Year 2006 Awards: The figure reflects the market value on the grant date of restricted stock awards of 2,000 shares and 2,470 shares, respectively, granted to Mr. Wessner on July 25, 2005. Under the terms of Mr. Wessner’s Success Agreement described elsewhere in this Proxy Statement, all of the shares under these awards were forfeited effective June 8, 2006 in connection with the closing of the sale of J&L America, Inc.

Fiscal Year 2005 Awards: The figure reflects the market value on the grant date of the following restricted stock awards granted to Mr. Wessner: (a) an award of 1,900 shares granted to Mr. Wessner on July 27, 2004, which shares originally were scheduled to vest in three equal installments commencing on the first anniversary of the grant date. Under the terms of Mr. Wessner’s Success Agreement, the unvested shares under this award were forfeited effective June 8, 2006 in connection with the closing of the sale of J&L America, Inc.; and (b) an award of 6,000 shares granted to Mr. Wessner on July 24, 2004, which was originally scheduled to vest in full on the third anniversary of the grant date. Under the terms of Mr. Wessner’s Success Agreement, all of the shares under this award were forfeited effective June 8, 2006 in connection with the closing of the sale of J&L America, Inc.

Fiscal Year 2004 Award: The figure reflects the market value on the grant date of a restricted stock award of 2,000 shares granted to Mr. Wessner on July 29, 2003, which shares originally were scheduled to vest on the sixth anniversary of the grant date, but for which vesting could be accelerated if certain corporate performance goals were met. Under the terms of Mr. Wessner’s Success Agreement, the unvested shares under this award were forfeited effective June 8, 2006 in connection with the closing of the sale of J&L America, Inc.

Dividends are paid on shares subject to these awards. Information regarding Mr. Wessner’s aggregate holdings and the attendant market value on June 30, 2006 was not available due to the fact that Mr. Wessner was no longer a reporting officer of the Corporation under Section 16(a) of the Securities and Exchange Act of 1934, as amended.

Securities Underlying Options. These figures represent options to purchase shares of the Corporation’s Capital Stock. Under the terms of Mr. Wessner’s Success Agreement, all outstanding options became vested effective June 8, 2006 in connection with the closing of the sale of J&L America, Inc.

All Other Compensation. For Fiscal Year 2006, the figure includes: (a) income imputed to Mr. Wessner based upon premiums paid by the Corporation to secure and maintain a $500,000 term life insurance policy while Mr. Wessner remained an active employee of the Corporation. The Corporation paid a premium in the amount of $1,215 during fiscal year 2006 on behalf of Mr. Wessner; (b) $15,592 contributed by the Corporation under its Thrift Plus Plan, either as a cash contribution or a matching contribution, on behalf of Mr. Wessner; and (c) under the terms of Mr. Wessner’s Success Agreement, a cash payment in the amount of $1,794,000 and an additional cash payment of $698,295, which represented the value of restricted stock for which vesting could not be accelerated. Please refer to Footnote Number 8 below for additional details relating to the Corporation’s contributions under the Thrift Plus Plan.

(8)	Beginning January 1, 2004, for each employee whose benefit accrual under the Corporation’s defined benefit pension plan was discontinued as of December 31, 2003, the Corporation: (a) makes a cash contribution to each eligible employee’s plan account in an amount equal to 3% of the employee’s eligible compensation (salary and, if applicable, bonus); and (b) may make an annual discretionary cash contribution of up to 3% of eligible compensation based on the overall performance of the Company for the fiscal year. These contributions are not made to employees whose benefit accruals under the defined benefit plan were continued, based upon specified age and service criteria, as further described in the “Retirement Benefits” section of this Proxy Statement. Contributed amounts are invested in the Thrift Plus Plan’s investment funds (including the Corporation’s Capital Stock), in proportions as directed by the employee, and can be withdrawn by the employee only upon the occurrence of certain events. Employees may elect to contribute 1% to 20% of their monthly compensation (salary and, if applicable, bonus) to this plan. Additionally, for substantially all U.S. employees, the Corporation contributes shares of Capital Stock to each participant’s account, as a matching contribution, in an amount equal to one-half of that portion of the employee’s contribution that does not exceed 6% of the employee’s eligible compensation. The Corporation’s matching contribution is invested in the plan fund that holds the Corporation’s Capital Stock, but may be subsequently reinvested, at the employee’s discretion, into one of the Plan’s other investment accounts. Employee contributed sums are invested, as directed by the employee, in the plan’s investment funds (including the Corporation’s Capital Stock). The employee can withdraw plan account balances only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, as amended (the “Code”), which permit elective employee contributions on a pre-tax basis.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements
Employment Agreements With Executive Officers
     Amended and Restated Officer’s Employment Agreements. The Corporation has agreements with Messrs. Cardoso, Duzy, Greenfield, Keating, and Ms. Smith, and all other executive officers, whereby each will be employed by the Corporation, subject to certain terms and conditions. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without “cause” or following a “change-in-control” (each as defined in the agreements)) and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation.
     The executive officer’s base salary, size of bonus award, if any, and any other emoluments for services will be determined by the Board of Directors or the Compensation Committee of the Board of Directors, as appropriate, from time to time. By amendment dated December 6, 2005, Mr. Cardoso is entitled to: (i) an annual base salary of $700,000; (ii) continue participation in the Prime Bonus Plan; and (iii) participate in an additional incentive program with a target bonus incentive amount equal to 15% of his base salary for the achievement of the fiscal year 2006 business plan. In addition, effective July 1, 2006, Mr. Cardoso has a target bonus incentive of 90% of base salary, and, commencing July 2006, is eligible for a long term incentive award of $1,330,000 (which will be payable, if earned, 30% in stock options, 20% in restricted stock, and 50% in cash), the terms of which are subject to the Corporation’s applicable stock and incentive plans.
     An executive officer’s employment may be terminated, with or without any reason, by either party at any time; provided, that any employment termination on the Corporation’s part will occur only if specifically authorized by the Board of Directors. In the event of termination of an executive officer’s employment by the Corporation prior to a change-in-control and other than for cause, such executive officer would be entitled, as severance, to continuation of base salary for up to twelve months (twenty-four months in the case of Mr. Cardoso) which could be discontinued or offset in the event of subsequent employment. In the event of termination of employment by the executive officer prior to a change-in-control, or without “good reason” (as defined the agreements) following a change-in-control, or due to death, no severance payments will be made. In general, in the event of termination of employment at or after a change-in-control but prior to the third anniversary of such change-in-control, by the officer for good reason or by the employer other than for cause or “disability” (as defined in the agreements), such officer would receive as severance pay up to 2.8 times the sum of (i) such officer’s annual base salary at the “date of termination” (as defined in the agreements) or, at the officer’s election, such officer’s salary as of the beginning of the month preceding the month in which the change-in-control occurs, and (ii) the average of any bonuses which such executive officer was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, if the executive officer was employed for less than one year, the target bonus for the year in which the termination occurred. In addition, for a three-year period following the date of termination, the executive officer would receive the same medical and group insurance benefits that such officer received at the date of termination. The executive officer would also receive up to three years of additional credit for purposes of computing benefits under the Corporation’s pension, retirement and supplemental retirement plans.
     The agreements also provide for a payment adjustment if, due to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the executive’s net after-tax benefits are less than intended under the cash severance component.
     Executive Chairman Agreement. On December 6, 2005, the Corporation entered into an Amended and Restated Employment Agreement with Markos I. Tambakeras pursuant to which, effective January 1, 2006, Mr. Tambakeras commenced his new position as Executive Chairman. The term of the agreement is for one year and ends on December 31, 2006.
     Pursuant to the agreement, Mr. Tambakeras: (i) will continue to receive his annual base salary of $900,000 through December 31, 2006; (ii) for the fiscal year ending June 30, 2006, is eligible to receive a bonus under the Prime Bonus Plan targeted at $900,000 (which actual amount will be based on the performance of the Corporation and Mr. Tambakeras); (iii) for the fiscal year ending June 30, 2007, will receive a bonus of $450,000; and (iv) during the term, will be entitled to receive life insurance with a death benefit of not less than $500,000, certain club memberships, and participation in all group benefit plans and programs provided to the Corporation’s executive officers.
     Mr. Tambakeras’s employment may be terminated, with or without any reason, by either party at any time. Any termination by the Corporation is to be authorized by the Board of Directors. In the event that Mr. Tambakeras’s employment is terminated during the term by the Corporation other than for “cause” (as defined in the agreement), by Mr. Tambakeras due to the Corporation’s breach or due to his death or

“disability” (as defined in the agreement), or by either party for any reason following a “change in control” (as defined in the agreement), Mr. Tambakeras or his estate will be entitled to receive all payments or benefits remaining during the term which are set forth in clauses (i) through (iv) of the prior paragraph. Additionally, if Mr. Tambakeras’s employment is terminated under the circumstances described in the prior sentence or if his employment with the Corporation is terminated due to the expiration of the term, Mr. Tambakeras or his estate will be entitled to receive as severance pay the following: (i) $450,000 to be paid during calendar year 2007 in accordance with the Corporation’s payroll practices, (ii) a lump sum pension payment of $2,600,000 payable on or before December 31, 2007, (iii) with respect to Mr. Tambakeras’s unvested stock options held by him as of the “date of termination” (as defined in the agreement), that portion that would have vested at any time subsequent to the date of termination and on or prior to December 31, 2007 will vest and become immediately exercisable as of the date of termination (except in the event of a change in control on or prior to date of termination which is described below) and all unvested portions of stock options as of the date of termination will be forfeited as of that date, (iv) to the extent permitted under appropriate plans, all restricted stock held by Mr. Tambakeras for which the forfeiture restrictions would have lapsed subsequent to the date of termination and on or prior to December 31, 2007 will become unrestricted as of the date of termination (except in the event of a change in control on or prior to the date of termination which is described below) and all other restricted stock for which forfeiture restrictions have not lapsed as of the date of termination will be forfeited as of such date, (v) with respect to restricted stock awards for which forfeiture restrictions may not be lapsed or waived, such awards (except in the event of a change in control on or prior to date of termination which is described below) will be forfeited as of the date of termination and the Corporation will make a cash payment to Mr. Tambakeras no later than January 31, 2007 equal to the fair market value of the restricted stock forfeited, if any, on the date of termination for which the forfeiture restrictions would have lapsed subsequent to the date of termination and on or prior to December 31, 2007.
     In the event of a change in control on or prior to the date of termination, (i) with respect to unvested stock options held by Mr. Tambakeras as of the change in control, that portion of such stock options that would have vested at any time subsequent to the change in control and on or prior to December 31, 2007 will vest and become immediately exercisable as of the change in control and all other unvested stock options (or portions thereof) will be forfeited as of the change in control, (ii) with respect to restricted stock held by Mr. Tambakeras as of the change in control, restricted shares whose forfeiture restrictions would have lapsed at any time subsequent to the change in control and on or prior to December 31, 2007 will lapse as of the change in control and all other shares of restricted stock for which restrictions have not lapsed will be forfeited as of the change in control, and (iii) each of the incentive bonus awards dated July 27, 2004 and July 25, 2005, respectively (the “LTIP Awards”), will be forfeited and cancelled without any payment to Mr. Tambakeras; provided, however, that the foregoing provisions relating to the forfeiture of awards will not apply in the event of an “unsolicited change in control” (as defined in the agreement) on or prior to the date of termination in which case the provisions of the applicable plans and awards will govern. Additionally, if Mr. Tambakeras is terminated by the Corporation other than for cause prior to December 31, 2006, and in the event of an unsolicited change in control after the date of termination, but on or prior to December 31, 2006, then notwithstanding anything to the contrary therein or in any plan, agreement or award, with respect to all stock option, restricted stock and LTIP Awards held by Mr. Tambakeras as of the date of termination, such awards will remain outstanding and the provisions of the applicable plans and awards will govern. If, as a result of an unsolicited change in control, any payments or benefits received or to be received by Mr. Tambakeras will be subject to excise taxes imposed by Section 4999 of the Code, or any similar tax, the Corporation will make a tax gross-up payment to Mr. Tambakeras.
     In the agreement, Mr. Tambakeras agreed to refrain, during employment and for three years thereafter, from competing with the Corporation (unless his employment is terminated by the Corporation without cause or by him due to the Corporation’s “breach” (as defined in the agreement)) and, during employment and for two years thereafter, from soliciting the Corporation’s employees and clients. Mr. Tambakeras has also agreed to provisions regarding confidentiality and assignment of intellectual property.
     During the term, if Mr. Tambakeras’s employment is terminated by him other than for the Corporation’s breach or by the Corporation for cause, he will not be entitled to any severance payments described herein and will only be entitled to accrued amounts, if any, due to him at the date of termination and required by law.
     Following the date of termination, Mr. Tambakeras will be entitled to elect continued coverage at his expense under the Corporation’s group medical plans. Following expiration of his rights under COBRA, Mr. Tambakeras will, in general, be permitted during his lifetime or until he is eligible to receive benefits under Medicare or any similar successor program, to elect continued coverage at his expense under the Corporation’s group medical plans to the extent such plans permit. Notwithstanding, the Corporation will continue, in general, to provide Mr. Tambakeras with certain benefits under programs described above through December 31, 2006 if his employment is terminated prior to such date during the term by the Corporation other than for cause or death or by Mr. Tambakeras for the Corporation’s breach. Unless Mr. Tambakeras is terminated by the Corporation for cause or death, the Corporation will continue to provide health and life insurance benefits then provided to him from the date of termination to December 31, 2007 and the Corporation will pay the premiums associated with such insurance and Mr. Tambakeras will bear any personal tax cost of such benefits.

     Pursuant to the agreement, Mr. Tambakeras further agreed, in accordance with the Corporation’s Corporate Governance Guidelines, to resign from the Board of Directors on the date of termination and to resign as an officer or director (or any similar position) of any subsidiary or affiliate of the Corporation on such date.
     J&L Success Agreement. On March 14, 2006, the Corporation entered into a success agreement with Mr. Wessner, who at that time served as a Vice President of the Corporation and the President of the Corporation’s J&L Industrial Supply business unit (“J&L”), in connection with the sale of J&L. The sale of J&L closed on June 8, 2006.
     Pursuant to the success agreement, Mr. Wessner received, upon the closing of the transaction, an incentive payment equal to $1,794,000, the immediate vesting of all stock options, the immediate vesting of all restricted stock awards for which vesting could be accelerated, and a cash payment equal to the value of restricted stock for which vesting could not be accelerated. The incentives set forth in the success agreement were in lieu of any amounts owed Mr. Wessner under the Corporation’s Prime Bonus Plan for fiscal year 2006.
     The success agreement contains non-competition and non-solicitation restrictive covenants that apply for two years following the closing, and requires Mr. Wessner to preserve the confidentiality of information obtained in the context of his employment by the Corporation or its affiliates.
Stock Options
     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2006:
Option Grants in Last Fiscal Year

	Number of Securities	% of Total Options
	Underlying Options	Granted in	Exercise or Base	Expiration	Grant Date Present
Name	Granted(#)(1)	Fiscal Year	Price($)/Share	Date	Value($)(2)
Markos I. Tambakeras	39,000	7.8310	$50.60500	7/25/15	$487,500
Carlos M. Cardoso	30,766	6.1776	50.60500	7/25/15	384,575
Stanley B. Duzy, Jr.	8,700	1.7469	50.60500	7/25/15	108,750
David W. Greenfield	6,350	1.2750	50.60500	7/25/15	79,360
Ronald C. Keating	5,000	1.0040	50.60500	7/25/15	62,500
Catherine R. Smith	14,000	2.8111	50.60500	7/25/15	175,000
Michael P. Wessner(3)	16,383	3.2896	50.60500	12/31/06	204,788

(1)	Options with respect to the Corporation’s Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. These options vest in four equal annual installments commencing on the first (1st) anniversary of the grant date.

(2)	Based on the Black-Scholes Option Valuation model, adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation’s Capital Stock include the following: a risk-free interest rate of 4.041% (the rate applicable to a five-year treasury security at the time of the awards); a dividend yield of 1.575% (the annualized yield at the date of grant); volatility of 24.81% (calculated using daily stock returns for the Capital Stock for the five-year period preceding the option award); and an exercise price equal to the fair market value of the Capital Stock on the date of grant. The average value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $12.50 per share.

(3)	In connection with Mr. Wessner’s Success Agreement, these options fully vested on June 8, 2006, which was the date of the closing of the sale of J&L. In accordance with the terms of the Success Agreement, the period during which Mr. Wessner may exercise these options will expire on December 31, 2006.

     The following table sets forth information concerning options to purchase the Corporation’s Capital Stock held by the Named Executive Officers:
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised In-the-
			Unexercised Options at Fiscal Year	Money Options at
	Shares Acquired	Value	End(#)	Fiscal Year End($)
Name	On Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Markos I. Tambakeras	275,198	$8,646,829	128,836 / 74,066	$3,052,015/1,227,629
Carlos M. Cardoso	0	0	104,067 / 38,899	3,348,025 / 531,300
Stanley B. Duzy	69,961	2,082,826	2,906 / 16,933	71,223 / 282,706
David W. Greenfield	28,224	788,481	0 / 12,016	0 / 198,647
Ronald C. Keating	4,000	86,580	23,717 / 19,183	536,417 / 307,093
Catherine R. Smith	0	0	0 / 64,000	0 / 969,780
Michael P. Wessner	81,983	1,814,735	0	0
     The following table sets forth information concerning awards made to the Named Executive Officers under our long-term incentive program in Fiscal Year 2006:
Long-Term Incentive Plan—Awards in the Last Fiscal Year

	Performance or	Estimated Future Payouts Under Non-Stock
	Other Period until	Price-Based Plans(1)
	Maturation or	Threshold	Target	Maximum
Name	Payout	($)(2)	($)	($)(2)
Markos I. Tambakeras	FY2006 – FY2008	500,000	1,000,000	2,000,000
Carlos M. Cardoso	FY2006 – FY2008	202,000	404,000	808,000
Stanley B. Duzy	FY2006 – FY2008	112,000	224,000	448,000
David W. Greenfield	FY2006 – FY2008	81,250	162,500	325,000
Ronald C. Keating	FY2006 – FY2008	58,250	116,500	233,000
Catherine R. Smith	FY2006 – FY2008	175,000	350,000	700,000
Michael P. Wessner(3)	FY2006 – FY2008	112,000	224,000	448,000

(1)	Payment of these awards is subject to, and contingent upon, achievement of certain performance criteria over a three-year period, which are set by the Compensation Committee based on performance goals of the Corporation established by the Board for earnings per share and return on invested capital. No long-term bonus is paid under the LTIP Plan if actual performance during the applicable three-year period with respect to the above financial metrics is less than 80% of the performance goals. Awards under the LTIP Plan are dollar-denominated awards, which may be paid either in cash or stock, or any combination of cash and stock, at the election of the Compensation Committee.

(2)	The long-term incentive bonus threshold and maximum amounts range from 50% of the specified target award to 200% of the specified target award for the Named Executive Officers based on achievement of between 80% and 120% of the performance goals.

(3)	Effective as of June 8, 2006, Mr. Wessner ceased being an employee of the Corporation in connection with the closing of the sale J&L. Due to the cessation of his employment, Mr. Wessner no longer participates in the Corporation’s LTIP Plan. Mr. Wessner has not received any amounts under the plan to date and will not receive any amounts under the plan in the future.
Retirement Benefits
     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time under the Supplemental Executive Retirement Plan (the “SERP”) under various assumptions as to salary, bonus and years of service. The amounts shown in the table below are subject to the vesting provisions of the SERP, which provide for vesting of 20% per year commencing at age 56, and are subject to offsets for the straight life annuity retirement benefit that would be payable from the Kennametal Inc. Retirement Income Plan (the “RIP”) and from Social Security on the basis of an age 65 retirement.

Pension Plan Table

Annualized	Estimated Annual Benefit Upon Retirement With Years of Credited Service Indicated
Covered Compensation	5	10	15	20	25	30	35
$100,000	$35,000	$40,000	$45,000	$50,000	$55,000	$60,000	$65,000
200,000	70,000	80,000	90,000	100,000	110,000	120,000	130,000
400,000	140,000	160,000	180,000	200,000	220,000	240,000	260,000
600,000	210,000	240,000	270,000	300,000	330,000	360,000	390,000
800,000	280,000	320,000	360,000	400,000	440,000	480,000	520,000
1,000,000	350,000	400,000	450,000	500,000	550,000	600,000	650,000
1,200,000	420,000	480,000	540,000	600,000	660,000	720,000	780,000
1,400,000	490,000	560,000	630,000	700,000	770,000	840,000	910,000
1,600,000	560,000	640,000	720,000	800,000	880,000	960,000	1,040,000
1,800,000	630,000	720,000	810,000	900,000	990,000	1,080,000	1,170,000
     On October 28, 2003, the Board of Directors approved amendments to the RIP and the SERP which became effective on December 31, 2003. Benefits under the RIP do not continue to accrue after December 31, 2003 for participants who did not meet specified age and service criteria. Generally, only the following categories of participants continued their participation in the RIP after December 31, 2003: participants who, as of December 31, 2003, were either (a) age 45 with 20 years of continuous service or (b) age 50 with 5 years of continuous service. None of the Named Executive Officers met the above criteria; therefore, their benefit accruals under the RIP discontinued as of January 1, 2004.
     The SERP was amended to assure that the retirement benefits provided under the SERP will not make up or protect participants from the financial impact of the reduction in retirement benefits payable through the RIP, as amended.
     For those executive officers whose benefit accruals under the RIP were discontinued, the retirement benefits provided under the amended RIP and SERP will vary by individual based on salary, current service and years until retirement, but will, in any event, be less than the amounts shown in the above table.
     As of June 30, 2006, the credited years of service under the SERP for the Named Executive Officers were approximately: Carlos M. Cardoso, 3 years; Stanley B. Duzy, 7 years; David W. Greenfield, 4 years; Ronald C. Keating, 4 years; and Catherine R. Smith, 1 year. Under the terms of the SERP and as a result of the sale of J&L Industrial Supply and Mr. Wessner’s cessation of employment by the Corporation, Mr. Wessner’s participation in the SERP terminated, and he is not entitled to any benefit under the SERP. Under the terms of his Amended and Restated Executive Employment Agreement dated December 6, 2005, Markos I. Tambakeras’s participation in the SERP terminated, and he is not entitled to any benefit under the SERP.
     Annualized Covered Compensation is the Named Executive Officer’s base salary as of June 30, 2006, plus the average annual bonus over the past three fiscal years. The Named Executive Officer’s base salary as of June 30, 2006 may differ from the base salary shown in the Summary Compensation Table for fiscal year 2006. Additionally, Annualized Covered Compensation does not include certain special bonus amounts or the 25% premium awarded pursuant to the Corporation’s Performance Bonus Stock Plan of 1995 (the “Bonus Stock Plan,” as further described in the “Equity Compensation Plans—Other Stock and Incentive Plans” section of this Proxy Statement ) for any portion of a bonus paid in shares of Capital Stock or stock credits. The special bonus amounts are reflected in the Summary Compensation Table for years up to and including fiscal year 2006 where applicable and the 25% premium is included in the bonus amounts set forth in the Summary Compensation Table for years up to and including fiscal year 2005. The 25% premium feature under the Bonus Stock Plan was discontinued and was no longer applicable for fiscal year 2006.
     Annualized Covered Compensation as of June 30, 2006, for purposes of the retirement benefits under the SERP for the Named Executive Officers, is as follows: Carlos M. Cardoso, $1,275,535; Stanley B. Duzy, $573,876; Ronald C. Keating, $553,361; Catherine R. Smith, $627,240; and David W. Greenfield, $505,527.

EQUITY COMPENSATION PLANS
     Kennametal Inc. Stock and Incentive Plan of 2002. The Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”), provides for the granting of nonstatutory and incentive stock options and certain share awards. Under the 2002 Plan, the aggregate number of shares available for issuance is 3,750,000. The 2002 Plan provides that the price at which the shares underlying an option may be purchased must not be less than the fair market value of such shares at the time the option is granted. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the committee administering the plan, by delivering shares of Capital Stock (a stock swap) or a combination of shares and cash having an aggregate fair market value equal to the purchase price.
     Other Stock and Incentive Plans. Each of the Kennametal Inc. Stock Option and Incentive Plan of 1988 (the “1988 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1992 (the “1992 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”), and the Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”) provided for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”) is a non-shareowner approved plan that provided for the granting of nonstatutory stock options and certain share awards. The 1999 Stock Plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because at that time the NYSE permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances. Although options are still outstanding under the 1988 Plan, 1992 Plan, 1996 Plan, 1999 Plan and 1999 Stock Plan, no further grants may be made under these plans.
     The Corporation’s Performance Bonus Stock Plan of 1995 (the “Bonus Stock Plan”) provided for the issuance of not more than 750,000 shares. The Bonus Stock Plan provided that certain performance-based bonus compensation plans for management and/or senior executives (each a “Management Performance Bonus Plan”) were eligible for participation in the Bonus Stock Plan. Up to and including bonuses for fiscal year 2005, each participant in a Management Performance Bonus Plan was able to elect to receive Capital Stock or stock credits in lieu of a cash bonus under the Bonus Stock Plan. Pursuant to the Bonus Stock Plan, any portion of a bonus paid in shares of Capital Stock or in stock credits was increased by up to 25% of that value. Beginning with fiscal year 2006, the opportunity to elect to receive shares of Capital Stock and the 25% premium feature under the Bonus Stock Plan was discontinued.
     The Corporation’s Directors Stock Incentive Plan, which is a non-shareowner approved plan, provides for the issuance of not more than 200,000 shares. The plan allows any non-employee director to elect to receive shares of the Corporation’s Capital Stock in lieu of all or a portion of any compensation payable for services as a director that is not deferred pursuant to the Corporation’s Deferred Fee Plan and to receive stock credits for any compensation that is deferred.
     Defined Contribution Plans. The Kennametal Thrift Plus Plan (“Thrift Plan”) and the Kennametal Retirement Income Savings Plan (“KRISP Plan”) are defined contribution employee benefit plans established to encourage investment and savings for eligible Kennametal employees and employees of certain subsidiaries. The Thrift Plan and the KRISP Plan provide these employees the opportunity to defer a portion of their annual compensation for federal income tax purposes in accordance with Section 401 of the Code. The Corporation may match a portion of the contribution in cash or Capital Stock. The Thrift Plan and the KRISP Plan are subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.

Equity Compensation Plan Information
     The following table sets forth information concerning the Corporation’s equity compensation plans as of June 30, 2006:

	Number of Securities to be		Number of Securities Remaining Available
	Issued Upon Exercise of	Weighted Average Exercise	for Future Issuance Under Equity
	Outstanding Options,	Price of Outstanding Options,	Compensation Plans
	Warrants and Rights	Warrants and Rights	(Excluding Securities Reflected in Column A)
Plan Category	A (1)	B (2)	C (3)
Equity compensation plans approved by shareowners(4)	2,225,168	$42.06	2,003,162 (5)
Equity compensation plans not approved by shareowners(6)	206,487	$29.51	89,082 (7)
TOTAL	2,431,655	$41.42	2,092,244

(1)	This column also includes stock credits issued under the Bonus Stock Plan and Directors Stock Incentive Plan. Not included in this column are awards under the LTIP Plan, which are dollar-denominated awards, but may be paid either in cash or stock, or any combination of cash and stock, at the election of the Compensation Committee.

(2)	The calculations of the weighted average exercise prices shown in this column do not include stock credits issued under the Bonus Stock Plan or the Directors Stock Incentive Plan.

(3)	No further grants may be made from: (i) the 1988 Plan; (ii) the 1992 Plan; (iii) the 1996 Plan; (iv) the 1999 Plan; and (v) the 1999 Stock Plan.

(4)	These plans consist of: (i) the 1988 Plan; (ii) the 1992 Plan; (iii) the 1996 Plan; (iv) the 1999 Plan; (v) the 2002 Plan; and (vi) the Bonus Stock Plan.

(5)	The number of securities available for future issuance under the 2002 Plan, other than upon the exercise of options, warrants or rights, is 1,842,535.

(6)	The 1999 Stock Plan and Directors Stock Incentive Plan are non-shareowner approved plans.

(7)	The number of securities available for future issuance under the Directors Stock Incentive Plan, other than upon the exercise of options, warrants or rights, is 89,082.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee (the “Committee”) of the Board of Directors recommends an overall compensation policy for the Corporation and the Board of Directors, has direct responsibility for matters relating to compensation of the officers and directors of the Corporation, advises the Board of Directors on management succession and administers certain stock plans of the Corporation. The Committee is composed entirely of independent directors.
Executive Compensation Principles
     Executive and managerial compensation programs at the Corporation are designed and implemented with the following guiding principles in mind:
•	To link the interests of executives and managers to the interests of the shareowners and other potential investors.

•	To provide incentives for working toward increasing the market value of the Corporation’s stock and to increase shareowner value through achieving financial and business objectives.

•	To provide incentives for strategic vision and decision-making that will promote and enhance the longer-term health and viability of the Corporation.

•	To provide incentives for innovation, quality management, responsiveness to customer needs, development of value-added products and services, and an action-oriented approach to opportunities in the marketplace.

•	To attract, develop, retain and motivate individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation’s human resources can provide a competitive advantage in the marketplace.

•	To tie compensation to achievement of strong results.
General Compensation Plan Design
     Executive and management compensation plans consist of: (1) salary; (2) annual performance incentive rewards; (3) long-term incentive rewards; (4) stock ownership guidelines; and (5) executive perquisites and benefits. Total compensation levels (salary, annual incentive rewards, and long-term incentive rewards), including those for the Chief Executive Officer, are targeted at median pay levels developed using a select peer group of US-based industrial firms and nationally recognized industry specific survey data for similar positions (“Market Data”). The peer group established for remuneration purposes is larger than that used for purposes of the Performance Graph and, together with the industry specific survey data, is intended to provide the Committee with a broader view of the competitive compensation landscape. The total compensation targets provide an opportunity for compensation levels at, above, or below the competitive median based on the performance of the Corporation, a division of the Corporation and the individual performance of an executive. The total compensation of the Chief Executive Officer is determined by the Committee, as described later in this report.
     The components of total compensation are:
•	Salary for executives, including the Chief Executive Officer, is intended to be competitive with Market Data and is designed to attract and retain superior talent. The Committee conducts an annual base salary merit increase review for executives. This review is intended to reward achievements in innovation, quality, performance against assigned key objectives, service to the customer and leadership. Consideration is given to Market Data and recommendations by independent compensation consultants.

•	Annual performance incentive opportunities for executives, including the Chief Executive Officer, provide at risk compensation tied to annual corporate performance, business unit performance, and individual contribution relative to the Corporation’s business plans and strategies. Annual incentive opportunities are also intended to maintain management compensation at a competitive level, as indicated by Market Data and as recommended by independent compensation consultants.

•	Long-term incentive awards align the long-term interests of shareowners with those of the executives. In order to effectively align compensation to sustained long-term performance, employees and officers are eligible for annual equity grants consisting of a mix of stock options and restricted stock awards. Typically, these grants vest pro-rata over four (4) years and are contingent upon continued

service with the Corporation. The Corporation’s executive officers and senior management also participate in a long-term cash incentive program (“LTIP”). The LTIP provides cash incentive bonus awards based upon specific, pre-determined, objective financial goals, as approved by the Committee, over a three-year period. Each year begins a new LTIP cycle with approved financial metrics and targets. When considering all three long-term compensation vehicles in the aggregate, approximately 50% of the incentive value is provided in cash under the LTIP program, 30%% is provided via stock option grants and 20% is provided in restricted stock awards.

•	Stock Ownership Guidelines are designed to tie the interests of executives and managers to the interests of the shareowners. The Corporation has adopted Stock Ownership Guidelines for executives, key managers, and for members of the Board of Directors. The belief is that stock should be acquired and held in such quantities to provide an ongoing incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. These guidelines were first adopted in 1995 and, periodically, the level of ownership (i.e., multiple of base salary for executives, multiple of retainer for directors) and number of individuals subject to the guidelines has been modified. The current guidelines are:

FY05
Multiple
Chief Executive Officer	5X
Executive Vice Presidents and Group Presidents	3X
Executive Management Council, Corporate Officers, and certain Business Unit Managers	2X
Other Key Managers	1X
Non-Employee Directors	5X
     Executives and directors are required to achieve applicable ownership requirements within 5 years of becoming subject to each such requirement. Shares that are either owned directly (including restricted shares of Common Stock) or indirectly through plans sponsored by the Corporation are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included in the calculation of the number of shares owned.
•	Executive Perquisites and Benefits. Executives are entitled to what the Committee believes are reasonable perquisites and benefits based on Market Data and consistent with the Corporation’s executive compensation principles, including an executive retirement program, employment agreement, financial planning services, annual physicals, life insurance, and health and country club memberships. Executives also participate in those employee benefit plans that are available to salaried employees generally.
Compensation of Chief Executive Officer and Other Executive Officers
     Total compensation of the Corporation’s Chief Executive Officer and other executive officers is determined pursuant to the Executive Compensation Principles stated above and in accordance with the Committee’s charter. The Committee has retained an independent compensation-consulting firm to assist it in the evaluation of the Chief Executive Officer’s compensation as well as that of the directors and other executive officers.
Compensation of the Chief Executive Officer
     Markos I. Tambakeras currently serves as the Executive Chairman of the Board. Mr. Tambakeras served as Chairman of the Board from July 1, 2002 to December 31, 2005, and as President and Chief Executive Officer from July 1, 1999 to December 31, 2005.
     At the start of the 2006 fiscal year, the Committee reviewed and approved specific goals and objectives relevant to the compensation of Mr. Tambakeras, who was then serving as the Chief Executive Officer, evaluated Mr. Tambakeras in light of these objectives, and based on such evaluation, determined and approved Mr. Tambakeras’s total compensation for the fiscal year.
     Salary. Mr. Tambakeras’s annual base salary was increased from $810,000 to $900,000 consistent with the Corporation’s targeted competitive compensation positioning and his performance.
     Annual Performance Incentive. At the conclusion of fiscal year 2006, the Committee evaluated Mr. Tambakeras’s performance and the performance of the Corporation against the goals and objectives that were approved at the start of fiscal year 2006. With respect to the annual performance incentive for Mr. Tambakeras for fiscal year 2006, the Committee noted that sales increased by 6%, adjusted earnings per share increased by 22% and adjusted return on invested capital increased by 19%. Sales growth, although increasing over fiscal year 2005 results, did not meet the objectives approved by the Committee at the start of the fiscal year; whereas both earnings per share and return on invested capital achieved record highs and substantially exceeded the objectives. The actual performance incentive award for fiscal year 2006 was calculated by the Committee using a pre-established formula taking into consideration Mr. Tambakeras’s performance versus objectives approved by the Committee at the start of the fiscal year. Based on specific achievements against those objectives, which included, among others, the Corporation’s performance relative to the financial, operational and strategic objectives agreed upon at the start of the fiscal year, the Committee approved a bonus award of $1,216,800 for Mr. Tambakeras for fiscal year 2006. Pursuant to the terms of his amended and restated employment agreement with the Corporation, this amount represents 135% of targeted performance. The performance incentive award was calculated by the Committee using a pre-established formula that weighted the performance measures as follows: sales growth (30%), earnings per share (35%) and return of invested capital (35%).
     Long-term Incentive Awards. During fiscal year 2006, Mr. Tambakeras was awarded restricted shares, stock options, and LTIP as set forth elsewhere in this Proxy Statement in accordance with the Corporation’s executive compensation principles and annual grant guidelines. In determining the long-term incentive component of Mr. Tambakeras’s compensation, the Committee considered the Corporation’s performance, relative shareowner return and the value of similar incentive awards to chief executive officers as indicated by the Market Data.
     Mr. Tambakeras has exceeded his stock ownership guideline.
     Effective January 1, 2006 the Board of Directors appointed Carlos M. Cardoso as President and Chief Executive Officer replacing Mr. Tambakeras. Mr. Cardoso previously served as the Corporation’s Executive Vice President and Chief Operating officer since January 6, 2005.
     Salary. Mr. Cardoso’s annual base salary was increased from $562,000 to $700,000 consistent with the Corporation’s targeted competitive compensation positioning and his experience relative to the Chief Executive Officer role.
     Annual Performance Incentive. With respect to the annual performance incentive for Mr. Cardoso for fiscal year 2006, the Committee noted the above-mentioned performance with respect to sales, earnings per share and return on invested capital. The actual performance incentive award for fiscal year 2006 was calculated by the Committee using a pre-established formula taking into consideration Mr. Cardoso’s performance versus objectives approved by the Committee at the start of the fiscal year and at the time of Mr. Cardoso’s appointment to Chief Executive Officer. Based on specific achievements against those predefined objectives, which included, among others, the Corporation’s performance relative to the financial, operational and strategic objectives, the Committee approved a bonus award of $753,200 for Mr. Cardoso for fiscal year 2006. Pursuant to the terms of his employment agreement with the Corporation, this amount represents 120% of targeted performance. The performance incentive award was calculated by the Committee using a pre-established formula that weighted the performance measures as follows: sales growth (30%), earnings per share (35%) and return of invested capital (35%).
     Long-term Incentive Awards. During fiscal year 2006, Mr. Cardoso was awarded restricted shares, stock options, and LTIP as set forth elsewhere in this Proxy Statement in accordance with the Corporation’s executive compensation principles and annual grant guidelines.
     Mr. Cardoso has exceeded the stock ownership guidelines associated with the Chief Executive Officer position.
Compensation of Other Executive Officers
•	Base salaries for certain executive officers of the Corporation were adjusted in fiscal year 2006 to be in line with the Corporation’s stated executive compensation principles, and to reflect the role’s scope of responsibility and the individual’s contribution to the Corporation’s results. Market Data was considered as well.

•	Individual executive officer annual performance incentive rewards for fiscal year 2006 performance were determined by corporate, unit and individual performance, as recommended by Mr. Cardoso, and approved by the Committee.

•	Stock options, restricted stock and/or LTIP were awarded to certain executive officers, during the course of fiscal year 2006, to provide an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by Mr. Cardoso, were approved by the Committee. The number of stock options and restricted stock awards, as well the amount of LTIP, were determined in accordance with the Corporation’s stated principles and guidelines and the Market Data. The amount of such awards for Named Executive Officers is set forth elsewhere in this Proxy Statement.

Deductibility of Executive Compensation
     The Committee believes that the Corporation should strive to structure its compensation program for executive officers in a manner that would permit deductibility under the Internal Revenue Code. It also realizes that the evaluation of the overall performance of the executive officers cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of the Corporation and its shareowners. In some situations where discretion is used, compensation may not be fully deductible on the Corporation’s tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of the Corporation.
Compensation Committee
Ronald M. DeFeo, Chair
Philip A. Dur
A. Peter Held
William R. Newlin
Steven H. Wunning

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
[Draft subject to completion]
     [The Audit Committee of the Board of Directors is composed solely of independent directors, as required by the listing standards of the NYSE, and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The members of the Audit Committee as of June 30, 2006 are listed at the end of this report. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” and that each of Messrs. Stranghoener and McLevish qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations promulgated under the Exchange Act.
Functions of the Audit Committee
     The Audit Committee’s function is to assist the Board in its oversight of: the quality and integrity of the financial statements of the Corporation; the compliance by the Corporation with legal and regulatory requirements; the performance, qualifications and independence of the Corporation’s Independent Registered Public Accounting Firm (“auditors”); and the performance of the Corporation’s internal audit function. In addition, the Audit Committee has the sole authority to appoint, retain, terminate and replace the Corporation’s auditors, subject to shareowner ratification with respect to retention at the next regularly scheduled Annual Meeting of Shareowners. The Audit Committee performs an annual self-assessment to evaluate the composition, activities and interactions of the committee and submits the results of the self-assessment to the Nominating/Corporate Governance Committee and the Board of Directors.
Responsibilities
     Management is responsible for the Corporation’s financial reporting process and system of internal controls, and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The auditors are responsible for planning and carrying out an audit of the financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes. The Audit Committee does not certify the financial statements or guarantee the auditor’s report. In fulfilling its oversight role, the Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the auditors and the report of the auditors. The Audit Committee’s charter describes more fully its duties and responsibilities.
Complaints
     Anyone, including the Corporation’s employees, who has a complaint or concern regarding the Corporation’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the Audit Committee by sending correspondence in care of the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231, or by calling the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.
Monitoring Activities in Fiscal Year 2006
     The Audit Committee held eleven (11) meetings in fiscal year 2006. During these meetings, the Audit Committee discussed with management, the internal auditors and PricewaterhouseCoopers LLP (“PwC”), the Corporation’s auditors, to the extent applicable, the quality and adequacy of the Corporation’s internal control over financial reporting, the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. The Audit Committee also reviewed with both PwC and the internal auditors their respective audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting. The Audit Committee reviewed the interim financial information contained in each quarterly earnings announcement and each Form 10-Q filed with the SEC in fiscal year 2006 and discussed this information with PwC and with the Corporation’s Chief Financial Officer and Controller prior to release. The Audit Committee also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2006 prior to release.
     The discussions with PwC included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. The Audit Committee received from PwC written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between PwC and the Corporation that might bear on PwC’s independence, and discussed with PwC their independence.
     Based on these reviews and these meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the SEC. The Audit Committee has, subject to shareowner ratification at the 2006 Annual Meeting of Shareowners, retained PwC as the Corporation’s auditor for the fiscal year ending June 30, 2007.
Audit Committee
Lawrence W. Stranghoener, Chair
Ronald M. DeFeo
A. Peter Held
Timothy R. McLevish
Larry D. Yost]

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     The following graph compares cumulative total shareowner return on the Corporation’s Capital Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor’s Mid-Cap 400 Market Index (the “S&P Mid-Cap 400”), the Standard & Poor’s Composite 1500 Market Index (the “S&P Composite”), and a peer group of companies determined by the Corporation (“Peer Group”) for the period from July 1, 2001 to June 30, 2006.
     The Corporation created the Peer Group for benchmarking its sales and earnings growth, return on invested capital, profitability and asset management. The Peer Group consists of the following companies: Allegheny Technologies Incorporated; Carpenter Technology Corporation; Crane Co.; Danaher Corporation; Eaton Corporation; Flowserve Corp.; Harsco Corporations; Illinois Tool Works, Inc.; Joy Global Inc.; Lincoln Electric Holdings, Inc.; MSC Industrial Direct Co. Inc.; Parker-Hannifin Corporation; Pentair, Inc.; Precision Castparts Corp.; Sauer-Danfoss, Inc.; Teleflex, Incorporated; and The Timken Co.
     Intermec, Inc. (formerly, UNOVA, Inc.) was deleted from the Peer Group this year due to a change in its business model.
     The following graph and chart assumes a $100 investment on July 1, 2001, in each of Kennametal Inc. Capital Stock, the S&P Mid-Cap 400, the S&P Composite, the current Peer Group and the prior Peer Group and further assumes the reinvestment of all dividends.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
ASSUMES $100 INVESTED ON JULY 1, 2001
ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING JUNE 30, 2006
Fiscal Year Ended June 30, 2006

	2001	2002	2003	2004	2005	2006
Kennametal Inc.	$100.00	$100.96	$95.39	$131.31	$133.41	$183.67
Prior Peer Group Index	100.00	111.52	105.30	162.47	162.62	218.51
S&P Mid-Cap 400	100.00	95.28	94.60	121.07	138.06	155.98
Current Peer Group Index	100.00	111.65	104.88	161.48	160.93	217.64
S&P Composite	100.00	82.01	82.22	97.93	104.12	113.11

PRINCIPAL HOLDERS OF VOTING SECURITIES
     The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available as of July 31, 2006.

		Percent of Outstanding
Name and Address	Number of Shares(1)	Capital Stock(1)
Barclays Global Investors, NA	2,231,207	5.64%
45 Fremont Street San Francisco, CA 94105

Franklin Resources, Inc.	2,583,581	6.53%
1 Franklin Parkway San Mateo, CA 94403-1906

Transamerica Investment Management LLC	2,601,608	6.57%

(1)	As reported by the holder in the most recent Form 13F or 13G filing with the Securities Exchange Commission. Barclays has sole dispositive power over all 2,231,207 shares and sole voting power over 1,991,779 shares. Franklin Resources has shared dispositive power over all 2,621,331 shares, sole voting power over 2,618,231 shares and disclaims voting power over 3,100 shares. Transamerica Investment has shared dispositive power over all 2,601,608 shares, sole voting power over 2,426,898 shares and shared voting power over 208 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal III. Ratification of the Selection of the Independent Registered Public Accounting Firm
     The Audit Committee elected to retain PricewaterhouseCoopers LLP (“PwC”) as the Corporation’s Independent Registered Public Accounting Firm (“auditors”) for the fiscal year ending June 30, 2007. As a matter of good corporate practice, the Audit Committee has determined to submit its selection to shareowners for ratification at the Annual Meeting. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the Corporation’s auditors for the fiscal year ending June 30, 2007. In the event that this selection is not ratified by the shareowners, the Audit Committee will consider this vote in determining its future selection of an auditor. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Corporation and its shareowners.
     Representatives of PwC attended all meetings of the Audit Committee held during fiscal year 2006. The Audit Committee reviewed the non-audit services provided by PwC in fiscal year 2006 and, based on that review, determined that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.
     Representatives of PwC will attend the Annual Meeting, and will have the opportunity to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.
Fees and Services
     During fiscal years 2006 and 2005, fees for professional services (including expenses) rendered by PwC to the Corporation and its subsidiaries were as follows (in millions):

	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$4.8	$4.7
Audit-Related Fees(2)	0.2	0.1
Tax Fees(3)	0.4	0.5
All Other Fees	—	—

TOTAL	$5.4	$5.3

(1)	These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. Also included are fees for services related to the audit of the Corporation’s internal control over financial reporting. The fiscal 2006 fees include $0.5 million related to the divestiture of J&L America, Inc. The Corporation was reimbursed by the buyer of J&L America, Inc. for these fees. The fiscal 2005 fees have been revised to reflect $0.5 million in fees related to the fiscal 2005 audit that were billed subsequent to the preparation of the prior year proxy.

(2)	These fees primarily relate to services provided in connection with financial due diligence services in connection with acquisitions.

(3)	These fees relate primarily to tax compliance services, tax planning advice, tax preparation services for employees on international assignments and tax audit assistance.
Audit Committee Pre-Approval Policy
     The Audit Committee annually adopts a policy for pre-approval of audit and non-audit services to be provided to the Corporation by auditors. Under the policy, the Audit Committee pre-approves categories of services and fee caps for each category. The pre-approved services include: (i) audit services, such as statutory audits and internal control-related services, services associated with regulatory filings and consultations regarding disclosure treatment of certain transactions or events; (ii) audit-related services, such as due diligence and accounting consultations; (iii) tax services, such as tax compliance (domestic and international), tax planning and advice and expatriate tax services; and (iv) other permissible non-audit services that the Audit Committee believes will not impair the auditor’s independence. The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. All other audit and permissible non-audit services not covered by the policy, and any proposed services which materially exceed the pre-approved fee levels, require separate specific pre-approval by the

Audit Committee. The Audit Committee may delegate specific engagement pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must present any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The policy requires the auditor to provide the Audit Committee with detailed supporting documentation regarding the specific services to be provided.
     The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PwC as the Corporation’s auditors for the fiscal year ending June 30, 2007.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION
     Copies of the Annual Report (Form 10-K) of the Corporation for the fiscal year ended June 30, 2006 as filed with the Securities and Exchange Commission were mailed to shareowners with this Proxy Statement. A shareowner may obtain a copy of the Annual Report without charge by writing to: Chief Financial Officer, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.
OTHER MATTERS
     The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, the enclosed form of proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that the named proxies in accordance with their best judgment will cast votes.
Solicitation of Proxies
     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the owners of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone, facsimile, the Internet or other means of communication. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $35,000, which fees will be borne by the Corporation.
     SEC regulations permit the Corporation to deliver a single annual report, Proxy Statement, Proxy Statement combined with a prospectus, or any information statement to any household at which two or more registered shareowners have the same last name and address, unless the Corporation has received contrary instructions from one or more of the shareowners. The Corporation will continue to include a separate proxy card for each registered shareowner account.
     Separate copies of the documents listed above will be delivered promptly by the Corporation to a shared address upon the written request of a shareowner to Kennametal Inc., Attention: Secretary, 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231 or by calling (724) 539-6578.
     If the shareowner wishes to receive a single copy of the documents listed above at a shared address in the future or if the shareowner wishes to receive separate copies of the documents listed above in the future, contact Mellon Investor Services as indicated below:

By Phone:	1-866-211-6288
By Mail:	Mellon Investor Services LLC	or	Mellon Investor Services LLC
	P.O. Box 3315		85 Challenger Road
	South Hackensack, NJ 07606		Ridgefield Park, NJ 07660
By Internet:	http://www.melloninvestor.com/isd
Shareowner Proposals and Nominating Procedures
     Shareowners who intend to submit a proposal for inclusion in the Corporation’s 2007 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation expected to be held in October 2007, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 26, 2007. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the By-Laws of the Corporation.
     The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be submitted to the Secretary of the Corporation at the address of its executive offices no earlier than May 1, 2007 and no later than July 1, 2007, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2007 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 2007 and no later than July 1, 2007. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request. Please see “Committee Functions — Corporate Governance/Nominating Committee” under the “Board of Directors and Board Committees” section of this Proxy Statement for additional information regarding shareowner nominations to be considered by the Corporation’s Corporate Governance/Nominating Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Corporation’s executive officers and directors and persons who own more than ten percent of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. SEC regulations also require the Corporation’s executive officers, directors and greater than ten percent (10%) shareowners to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.
     Based on a review of the reports Kennametal has received, or filed on behalf of the reporting person pursuant to a valid power of attorney, and written representations that no other reports were required for fiscal 2006, the Corporation believes that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who owned more than 10% of a registered class of Kennametal’s equity securities in fiscal 2006 were satisfied in a timely fashion.

Appendix A
Kennametal Inc.
Audit Committee Charter
Purpose
     The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) is to:
1.	Assist the Board in its oversight of:
(a)	the integrity of the Company’s financial statements.

(b)	the Company’s compliance with legal and regulatory requirements.

(c)	the performance, qualifications and independence of the Company’s independent auditors (the “Independent Auditor”).

(d)	the performance of the Company’s internal audit function, as conducted through the Director, Internal Audit and Risk Management (the “Internal Auditor”).
2.	Prepare the report required to be included in the Company’s annual proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

3.	Provide an open avenue of communication between the Independent Auditor, the Internal Auditor, the Board and management.
Committee Membership
     The Committee shall be comprised of at least three (3) members of the Board, each of whom shall be:
1.	Independent, in accordance with the Company’s Corporate Governance Guidelines.

2.	Financially literate, as that qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable period of time after his or her appointment to the Committee.
     At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. Notwithstanding the above, each member of the Committee shall meet the independence, experience and any other applicable requirements relevant to audit committee members, as and when required, of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC and any other applicable regulatory authority.
     The members of the Committee shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be replaced by the Board. The Chair of the Committee shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.
     A member of the Committee may not serve on the audit committees of more than two (2) other public companies, unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Committee, and such determination is disclosed in the Company’s annual proxy statement, as and when required under the listing standards of the New York Stock Exchange.
Meetings
     The Committee shall meet or hold telephonic meetings as often as it deems appropriate to discharge its duties and responsibilities, but not less frequently than four (4) times each year. The Committee shall meet periodically in separate executive sessions with management (including the Chief Executive Officer, Chief Financial Officer and General Counsel), with the Internal Auditor and with the Independent Auditor, and have such other direct and independent interaction with such persons as from time to time as the Committee deems appropriate. The Committee shall also meet privately in regularly scheduled executive sessions without the presence of any management, the Internal Auditor or the Independent Auditor. The Committee may request any officer or employee of the Company or the Company’s outside counsel or other advisor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Duties and Responsibilities
     The Committee shall:
     Oversight of the Independent Auditor
1.	Have the sole authority to appoint, retain, terminate and replace the Independent Auditor, subject to shareowner ratification with respect to retention at the next regularly scheduled annual meeting of shareowners.

2.	Be directly responsible for the compensation and oversight of the work of the Independent Auditor, including the resolution of disagreements between management and the Independent Auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Independent Auditor shall report directly to the Committee and shall be ultimately accountable to the Board and the Committee.

3.	Have the sole authority to approve, and shall preapprove, the terms (including compensation) of all auditing services, including the providing of any comfort letters in connection with securities offerings, and the terms (including compensation) of any non-audit services which the Independent Auditor or an affiliate of the Independent Auditor are permitted to render under the Exchange Act, with preapproval of such non-audit services subject to the de minimis exceptions under the Exchange Act (which services must be approved prior to the completion of the audit).

4.	At least annually, obtain and review a report prepared by the Independent Auditor describing:
(a)	the Independent Auditor’s internal quality-control procedures.

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditor or by any inquiry or investigation by governmental or professional authorities, within the past five years, regarding one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues.

(c)	an assessment of the Independent Auditor’s independence, including all relationships between the Independent Auditor and the Company and the disclosures regarding the Independent Auditor’s independence required by the Independence Board Standard No. 1, as in effect from time to time or as otherwise required by any rules of the Public Company Accounting Oversight Board.
5.	Review and evaluate the qualifications, performance and independence of the Independent Auditor and the lead partner of the Independent Auditor, including: (i) considering whether the Independent Auditor’s quality controls are adequate; (ii) considering whether the provision of permitted non-audit services is compatible with maintaining the Independent Auditor’s independence; (iii) considering the Independent Auditor’s impact on the accounting practices, internal controls and financial reporting of the Company; and (iv) taking into account the opinions of management and the Internal Auditor. The Committee shall present its conclusions regarding the Independent Auditor to the Board.

6.	Ensure the five-year rotation of the lead (or coordinating) audit partner of the Independent Auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law. Ensure the rotation (seven (7) years of service followed by a two (2) year cooling off period) of all other “audit partners” of the Independent Auditor, as such term is defined by the SEC and as required by applicable law.

7.	Set clear hiring policies for any former or current employees of the Independent Auditor, taking into account the prohibitions under the Exchange Act.

8.	Review and discuss with the Independent Auditor, prior to the audit, the planning and staffing of the audit, including the scope of, and the audit procedures utilized in, the annual audit and quarterly reviews of the Company’s financial statements.
     Oversight of the Internal Auditor
1.	Review and concur in the appointment, replacement or dismissal of the head of the Internal Auditor function and the compensation package for such person.

2.	Evaluate, as it deems necessary or appropriate, the Internal Auditor function and its impact on the accounting practices, internal controls and financial reporting of the Company.

3.	Periodically review and discuss with the Internal Auditor, the Independent Auditor and management the responsibilities, budget and staffing of the Company’s internal audit function, and any recommendations with respect thereto.

4.	Periodically review and discuss with the Internal Auditor the scope of the annual internal audit plan and the results of completed internal audits.
     Oversight of Financial Statements, Internal Controls and Disclosures
1.	Periodically review and discuss with the Independent Auditor, the Internal Auditor, the Corporate Controller and management (including the Chief Executive Officer, Chief Financial Officer and General Counsel) (and, where required or appropriate, in separate executive sessions):
(a)	the Company’s annual and quarterly financial statements (including the notes thereto) before their release, including significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and changes in the Company’s selection or application of accounting principles.

(b)	the adequacy of the Company’s system of internal controls and any special audit steps adopted in light of material control deficiencies, and any recommendations with respect thereto.

(c)	management’s internal control report over financial reporting and the Independent Auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

(d)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.
2.	Periodically review and discuss with the Independent Auditor:
(a)	the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties the Independent Auditor encountered in the course of its audit work, any restrictions on the scope of its audit activities or access to requested information, and any significant disagreements with management.

(b)	any accounting adjustments that were noted or proposed by the Independent Auditor but were “passed” as immaterial or otherwise; and any communications between the audit team and the Independent Auditor’s national office with respect to auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the Independent Auditor to the Company.

(c)	any reports or letters issued by the Independent Auditor to the Committee or management letters issued to the Company.
3.	Obtain, review and discuss the reports required to be delivered to the Committee by the Independent Auditor on:
(a)	all critical accounting policies and practices used or to be used.

(b)	all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor.

(c)	other material written communications between the Independent Auditor and management.
4.	Review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Review and discuss with management financial risk exposures of the Company and management’s initiatives to monitor and control such exposures, including the Company’s guidelines and policies governing the process by which risk management and assessment is undertaken.

6.	Review and discuss generally with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made).

7.	Based upon the review and discussions of the relevant matters described in the Committee’s report required by the rules and regulations of the SEC, recommend to the Board whether the audited financial statements of the Company should be included in the Company’s Annual Report on Form 10-K.
8.	Prepare the report required to be included in the Company’s annual proxy statement, in accordance with the rules and regulations of the SEC.

     Oversight of Compliance Matters
1.	Obtain and review reports from the Independent Auditor, the Internal Auditor and management that the Company and its subsidiary and foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Ethics and Conduct.

2.	Review affiliated party transactions.

3.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics and Conduct.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

5.	Review and discuss with the Independent Auditors, the Internal Auditor and management any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

6.	Obtain assurance from the Independent Auditor that Section 10A(b) of the Exchange Act concerning audit discoveries has not been implicated.

7.	Review and discuss with the General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies.
Other Functions
     The Committee shall:
1.	Investigate any matter brought to its attention within the scope of its duties and responsibilities, as it deems necessary or appropriate.

2.	Have the authority to engage independent legal, accounting or other advisors, at the Company’s expense, as it deems necessary or appropriate.

3.	Determine, and the Company shall provide for, appropriate funding for payment of: (i) compensation to the Independent Auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any advisors engaged by the Committee under 2. above; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	Develop and adopt, where appropriate, policies and procedures for carrying out its duties and responsibilities.

5.	Perform an annual performance self-evaluation of the Committee, the results of which shall be submitted to the Nominating/Corporate Governance Committee and the Board.

6.	Report to the Board on a regular basis and review with the Board any issues that arise with respect to: (i) the quality or integrity of the Company’s financial statements; (ii) the Company’s compliance with legal or regulatory requirements; (iii) the performance, qualifications and independence of the Independent Auditor; or (iv) the performance of the Internal Auditor.

7.	Have the authority to delegate any of its duties and responsibilities (or functions) to a subcommittee of the Committee consisting of one or more members, as appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting for ratification.

8.	Review and reassess its charter annually and recommend any changes to the Board for approval.

9.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
Limitation of the Committee’s Role
     Notwithstanding the duties and responsibilities of the Committee set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the Independent Auditor. Moreover, the designation of any member of the Committee as an “audit committee financial expert” does not: (i) impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on any member of the Committee not so designated; (ii) deem such person an “expert” for any purpose, including without limitation for purposes of the Securities Act of 1933; and (iii) affect the duties, obligations or liabilities of any other member of the Committee or the Board.
AMENDED AND RESTATED: December 7, 2004

[PRELIMINARY]	Please Mark Here for Address	☐
Change or Comments
SEE REVERSE SIDE
   I. ELECTION OF FOUR DIRECTORS FOR TERMS TO EXPIRE IN 2009:

VOTE FOR all nominees listed (except as marked to the contrary).	WITHHOLD AUTHORITY to vote FOR ALL NOMINEES listed
☐	☐
Nominees: 01 Ronald M. DeFeo; 02 Philip A. Dur; 03 William R. Newlin and 04 Lawrence W. Stranghoener
(Instruction: To withhold authority to vote for ANY INDIVIDUAL NOMINEE, write that nominee’s name on the line provided below):

II.	THE APPROVAL OF THE AMENDMENT TO KENNAMETAL’S AMENDED AND RESTATED ARTICLES OF INCORPORATION;	FOR ☐	AGAINST ☐	ABSTAIN ☐

III.	RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I above, FOR the approval of the Amendment to Kennametal’s Amended and Restated Articles of Incorporation and FOR the ratification of the selection of the independent registered public accounting firm. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.
Consenting to receive all future annual meeting materials and shareowner communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareowner correspondence.

Signature(s)	Signature(s)	Date	,	2006

SIGN EXACTLY AS ADDRESSED, BUT IF EXECUTED FOR A CORPORATION, MINOR, ETC., SIGN THAT
NAME AND SIGNATURE AND CAPACITY OF AUTHORIZED SIGNITORE.

~IF MAILING, FOLD AND DETACH HERE ~

24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/kmt		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.kennametal.com

PROXY	KENNAMETAL INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE CORPORATION
You, the undersigned shareowner, appoint each of Markos I. Tambakeras, William R. Newlin and Larry D. Yost, your attorney and proxy, with full power of substitution, on your behalf and with all powers that you would possess if personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement), to vote all shares of Kennametal Inc. Capital Stock that you would be entitled to vote at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 24, 2006 at 2:00 p.m. (Eastern Time), and at any adjournments thereof. The shares represented by this proxy shall be voted as instructed by you. If you do not otherwise specify, shares (other than shares of Kennametal Inc. Capital Stock held in your Kennametal Inc. 401(k) account, which will be voted by the plan trustee based on your instructions) will be voted in accordance with the recommendations of the Board of Directors, as follows:
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I, FOR THE APPROVAL OF THE AMENDMENT TO KENNAMETAL’S AMENDED AND RESTATED ARTICLES OF INCORPORATION IN ITEM II AND FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM III.
If you have shares of Kennametal Inc. Capital Stock in your Kennametal Inc. 401(k) account, you must provide voting instructions to the plan trustee with this proxy or by internet or telephone no later than Thursday, October 19, 2006 in order for such shares to be voted. Your voting instructions will be held in confidence.
(over)
Address Change/Comments (Mark the corresponding box on the reverse side)

~ FOLD AND DETACH HERE ~
You can now access your Kennametal Inc. account online.
Access your Kennametal Inc. shareowner account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Kennametal Inc., now makes it easy and convenient to get current information on your shareowner account.

•	View account status	•	Make address changes

•	View certificate history	•	Obtain a duplicate 1099 tax form

•	View book-entry information	•	Establish/change your PIN

•	View payment history for dividends
Visit us on the web at http://www.melloninvestor.com/isd
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time